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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                Current Report

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported)
                               December 21, 2000

                         Commission File No. 33-69326

                              CNB HOLDINGS, INC.
          (Exact name of the registrant as specified in its charter)

                       Virginia                54-1663340
         (State of Incorporation)    (I.R.S. Employer Identification No.)

          P.O. Box 1060, 900 Memorial Drive, Pulaski, Virginia 24301

                   (Address of principal executive offices)

                                (540) 994-0831
               (Issuer's telephone number, including area code)
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             (Former name, former address, and former fiscal year,
                         if changed since last report)

Item 5.  Other Events

Community National Bank ("CNB"), the wholly-owned banking subsidiary of CNB Holdings, Inc., is the defendant in a suit filed on November 22, 2000 by a West Virginia bank in the United States District Court for the Western District of Virginia, Roanoke Division. The suit seeks to recover damages in the total amount of $3,411,875.06 arising from an apparent check-kiting scheme engaged in by a customer of both banks. The
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amount claimed includes the amount represented by checks deposited by the plaintiff and returned unpaid by CNB, and $1,000,000.00 in alleged consequential damages.

CNB has filed a responsive pleading denying any liability to the plaintiff. CNB also expects to file a third party complaint seeking judgment against the correspondent bank which handled the notice of return, in the event the plaintiff is able to establish that CNB is liable to it for certain of the returned checks. The case is in the preliminary stages, and no discovery has yet been taken by either party.

CNB intends to contest this suit vigorously, and believes that it has substantial defenses to liability, an opportunity to develop evidence which may limit the amount of recoverable damages awarded, if any, and a potential claim for indemnity from its correspondent bank for damages relating to certain of the returned checks.

CNB Holdings entered into an agreement and plan of merger with FNB Corporation on July 10, 2000 which contains customary conditions, including a requirement that no material adverse change in the financial condition or business of CNB Holdings shall have occurred since December 31, 1999. In view of the amount of damages claimed and the inherent uncertainty of litigation, submission of the pending merger to the stockholders of CNB Holdings has been delayed and could
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be adversely affected.
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                                  SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CNB HOLDINGS, INC.

Date: December 21, 2000      By: /s/ Phillip M. Baker

                             _________________________
                             Phillip M. Baker
                             Chief Financial Officer